Exhibit 99.1

GCI LIBERTY REPORTS

FOURTH QUARTER AND YEAR END 2025 FINANCIAL AND OPERATING RESULTS

Englewood, Colorado, February 11, 2026 – GCI Liberty, Inc. (“GCI Liberty”) (Nasdaq: GLIBA, GLIBK) today reported fourth quarter and year end 2025 results.

Headlines include (1):

●	For the twelve months ended December 31, 2025, GCI(2) revenue increased 3% to $1 billion, operating loss was $347 million and Adjusted OIBDA(3) grew 12% to $403 million
o	GCI Consumer revenue decreased 2%
o	GCI Business revenue grew 7%
o	Operating loss was primarily driven by a non-cash impairment taken during the third quarter
●	For the three months ended December 31, 2025, GCI revenue was flat at $262 million, operating income was flat at $32 million and Adjusted OIBDA grew 7% to $90 million
o	GCI Consumer revenue decreased 2%
o	GCI Business revenue grew 1%
●	GCI generated net cash provided by operating activities of $370 million and free cash flow(3) of $146 million for the twelve months ended December 31, 2025
●	Consumer cable modem subscribers(4) declined 3% to 151,200 and consumer wireless lines(4) in service increased 2% to 199,000
●	GCI Liberty completed its approximate $300 million rights offering in December 2025

“2025 was an exceptional year for GCI and reflects our ongoing dedication to delivering best-in-class connectivity services across Alaska,” said GCI Liberty CEO, Ron Duncan. “We achieved record Adjusted OIBDA, driven by our position as Alaska’s premier connectivity provider. Additionally, in December, we completed our previously announced rights offering which provides GCI Liberty with additional liquidity and strategic optionality.”

Corporate Updates

GCI Liberty completed its rights offering on December 23, 2025. The rights offering was fully subscribed with 11,059,127 shares of Series C GCI Group Common Stock issued to those rightsholders exercising basic and, if applicable, oversubscription privileges. The approximate $300 million in proceeds from the rights offering will be used for general corporate purposes, which may include working capital, capital expenditures and repayment or refinancing of outstanding indebtedness. GCI Liberty may also use a portion of the net proceeds from the rights offering for potential strategic acquisitions, investments or partnerships.

Discussion of Results

The following table provides the financial results of GCI Liberty for the fourth quarter and full year of 2024 and 2025.

	4Q24	4Q25	% Change		2024	2025	% Change
(amounts in millions)
Consolidated Financial Metrics
Revenue
Consumer	$122	$119	(2)%		$483	$474	(2)%
Business	141	143	1%		533	572	7%
Total revenue	$263	$262	(0)%		$1,016	$1,046	3%

Operating expenses (exclusive of depreciation and amortization):
Consumer direct costs	$(41)	$(36)	12%		$(152)	$(139)	9%
Business direct costs	(32)	(31)	3%		(127)	(114)	10%
Technology expense	(67)	(72)	(7)%		(260)	(270)	(4)%
Total operating expenses (exclusive of depreciation and amortization)	$(140)	$(139)	1%		$(539)	$(523)	3%

Selling, general and administrative expense (exclusive of stock-based compensation)	$(39)	$(33)	15%		$(117)	$(120)	(3)%

Stock-based compensation	$(2)	$(4)	(100)%		$(13)	$(13)	—%
Depreciation and amortization	$(50)	$(54)	(8)%		$(207)	$(212)	(2)%

Operating income (loss)(a)	$32	$32	—%		$140	$(347)	NM	%(c)
Operating income margin (%)(a)	12.2%	12.2%	—	bps	13.8%	(33.2)%	NM	bps(c)

Adjusted OIBDA(b)	$84	$90	7%		$360	$403	12%
Adjusted OIBDA margin(b) (%)	31.9%	34.4%	250	bps	35.4%	38.5%	310	bps

Capital expenditures, net of grant proceeds	$(50)	$(72)	(44)%		$(193)	$(224)	(16)%

a)	During the year ended December 31, 2025, GCI Liberty incurred a $525 million non-cash impairment charge related to intangible assets and goodwill.
b)	See reconciling schedule 1.
c)	Not meaningful.

Unless otherwise noted, the following discussion compares financial information for the three and twelve months ended December 31, 2024 and December 31, 2025.

GCI revenue grew 3% for the full year. Business revenue grew 7%, as growth in data revenue from service upgrades offset lower wireless roaming revenue. Consumer revenue decreased 2%, driven primarily by the exit from the video business during 2025 and data subscriber losses, partially offset by growth in wireless.

GCI revenue was flat during the fourth quarter of 2025. Consumer revenue declined 2%, driven primarily by declines in video and data subscriber losses, partially offset by growth in wireless. Business revenue grew 1%, as growth in data revenue was partially offset by a decrease in wireless roaming revenue. GCI completed its exit from the video business in the third quarter of 2025.

For the full year ended 2025, operating income decreased to a loss of $347 million and Adjusted OIBDA increased 12% to $403 million. The increase in Adjusted OIBDA was driven by higher revenue and lower operating expenses, partially offset by higher selling, general and administrative expenses. Reduced operating expenses were primarily due to lower distributions costs. Increased selling, general and administrative expenses were primarily driven by higher corporate and personnel costs. Operating loss was impacted by an impairment charge of $525 million recognized during the third quarter of 2025 related to intangible assets and goodwill.

During the fourth quarter of 2025, operating income was flat and Adjusted OIBDA increased 7% to $90 million. The increase in Adjusted OIBDA was primarily driven by a decrease in selling, general and administrative expenses resulting from reduced corporate and personnel expenses.

For the full year, GCI spent $224 million, net of grant proceeds, on capital expenditures related primarily to improvements to the wireless and data networks in rural Alaska. A significant portion of the capital expenditures in 2025 were related to fulfilling the build-out requirements of the Federal Communications Commission’s Alaska Plan, which is expected to be completed by the end of 2026, as well as continued network expansion in GCI’s most important markets in rural Alaska.

On a trailing twelve-month basis through the fourth quarter of 2025, net cash provided by operating activities totaled $370 million and free cash flow over the same period was $146 million.

GCI Consumer

(amounts in millions, except operating metrics)	4Q24	4Q25	% Change		2024	2025	% Change
GCI Consumer
Financial Metrics
Revenue
Data	$61	$59	(3)%		$247	$239	(3)%
Wireless	50	55	10%		192	208	8%
Other	11	5	(55)%		44	27	(39)%
Total revenue	$122	$119	(2)%		$483	$474	(2)%

Consumer direct costs	(41)	(36)	12%		(152)	(139)	9%

Consumer gross margin	81	83	2%		331	335	1%
Consumer gross margin (%)	66.4%	69.7%	330	bps	68.5%	70.7%	220	bps

Operating Metrics
Data:
Cable modem subscribers(a)					155,700	151,200	(3)%
Wireless:
Lines in service(b)					195,500	199,000	2%

(a)	A cable modem subscriber is defined by the purchase of cable modem service regardless of the level of service purchased. If one entity purchases multiple cable modem service access points, each access point is counted as a subscriber. Small-to-Medium Business customers, promotional cable modem access points and customers that have been inactive for 60 days or less are included.
(b)	A wireless line in service is defined as a wireless device with a monthly fee for services. Small-to-Medium Business customers, promotional lines, postpaid lines that have been inactive for 60 days or less and paying prepaid lines are included.

GCI Consumer revenue decreased 2% in both the full year and fourth quarter. The decrease was driven primarily by a decline in video and data revenue, offset by growth in wireless revenue. GCI exited the video business in the third quarter of 2025.

Data revenue declined 3% in both the full year and fourth quarter primarily driven by subscriber losses. For the full year, subscriber growth in rural areas was adversely impacted by an outage from a fiber break on a third-party network in which GCI uses capacity. Service was restored on the third-party network during the third quarter of 2025. Consumer cable modem subscribers declined 3% year-over-year bringing total consumer cable modem customers to 151,200. GCI lost 4,500 and 1,200 consumer cable modem subscribers during the year and fourth quarter, respectively.

Wireless revenue increased 8% in the full year and 10% in the fourth quarter driven by an increase in federal wireless subsidies. Consumer wireless lines grew 2% year-over-year, bringing total consumer wireless lines to 199,000. During the year, GCI added 3,500 consumer wireless lines. During the fourth quarter, GCI lost 800 consumer wireless lines driven by a reduction in consumer wireless prepaid and other lines.

GCI Consumer gross margin was 70.7% for the year, a 220 bps increase from last year. GCI Consumer gross margin was 69.7% for the fourth quarter, a 330 bps increase from the same quarter last year. GCI Consumer direct costs decreased 9% and 12% for the year and quarter, respectively. The decline was driven by lower video programming costs. For the year, GCI Consumer direct costs also benefitted from cost savings from a fiber break on a third-party network in which GCI uses capacity that was fully restored during the third quarter of 2025.

GCI Business

(amounts in millions, except operating metrics)	4Q24	4Q25	% Change		2024	2025	% Change
GCI Business
Financial Metrics
Revenue
Data	$125	$126	1%		$460	$503	9%
Wireless	10	9	(10)%		45	39	(13)%
Other	6	8	33%		28	30	7%
Total revenue	$141	$143	1%		$533	$572	7%

Business direct costs	(32)	(31)	3%		(127)	(114)	10%

Business gross margin	109	112	3%		406	458	13%
Business gross margin (%)	77.3%	78.3%	100	bps	76.2%	80.1%	390	bps

GCI Business revenue grew 7% and 1% in the full year and fourth quarter, respectively. For the year, the increase in business data revenue was due to service upgrades with existing healthcare and education customers. Wireless revenue declined due to lower roaming revenue.

GCI Business gross margin was 80.1% for the year, a 390 bps increase from last year. GCI Business gross margin was 78.3% for the fourth quarter, a 100 bps increase from the same quarter last year. GCI Business direct costs decreased 10% and 3% for the year and quarter, respectively. For the year, the decline in direct costs was driven by temporary cost savings from a fiber break on a third-party network in which GCI uses capacity that was fully restored during the third quarter of 2025.

FOOTNOTES

1)

Unless otherwise noted, highlights compare financial information for the twelve months ended December 31, 2025 to the same period in 2024. GCI Liberty will discuss these highlights and other matters on GCI Liberty's earnings conference call that will begin at 11:15 a.m. (E.T.) on February 11, 2026. For information regarding how to access the call, please see “Important Notice” later in this document.

2)	GCI Liberty’s principal operating asset is GCI Holdings (“GCI”), which provides data, mobile, voice and managed services to consumer, business, government and carrier customers throughout Alaska.
3)	For a definition of Adjusted OIBDA, Adjusted OIBDA margin and free cash flow and applicable non-GAAP reconciliations, see the accompanying schedule 1 and schedule 2.
4)

Starting in Q4-25, GCI further refined its definition of consumer cable modem subscribers and consumer wireless lines to exclude prepaid customers who are no longer paying for the service and postpaid and cable modem customers who have been inactive for over 60 days. All periods presented reflect the refined definition, as updated for consistency, and align with how GCI manages and evaluates the business. Please refer to GCI’s trending schedule for more detail.

NOTES

Cash and Debt

The following presentation is provided to separately identify cash and liquid investments and debt of GCI Liberty as of September 30, 2025 and December 31, 2025.

	9/30/2025	12/31/2025
(amounts in millions)
Cash, Cash Equivalents and Restricted Cash:	$137	$429

Debt:
Senior Notes(a)	$600	$600
Senior Credit Facility	368	367
Tower Obligations and Other(b)	77	76
Total GCI Holdings Debt	$1,045	$1,043
GCI Leverage(c)	2.3x	2.3x
GCI Liberty Leverage(d)	2.3x	1.6x

Unamortized premium and deferred loan costs	13	12
Tower obligations and finance leases (excluded from GAAP Debt)	(73)	(72)
Total Debt (GAAP)	$985	$983

Other Financial Obligations:
Preferred Stock(e)	$10	10

a)	Principal amount of Senior Notes.
b)	Includes the Wells Fargo Note Payable and current and long-term obligations under tower obligations and finance leases.
c)	As defined in GCI’s credit agreement.
d)	Defined as GCI Liberty net debt including preferred stock and consolidated cash and cash equivalents, excluding restricted cash divided by GCI Liberty Adjusted OIBDA. Restricted cash was $13 million as of September 30, 2025 and December 31, 2025.
e)	$10 million of non-voting preferred stock of GCI Liberty was issued to Liberty Broadband in the third quarter of 2025 and then sold by Liberty Broadband to third party buyers. The preferred stock has a 12% dividend rate and $1,000 per share liquidation price plus accrued and unpaid dividends. The mandatory redemption date is July 14, 2032.

GCI Liberty cash, cash equivalents and restricted cash increased $292 million in the fourth quarter primarily due to proceeds from the rights offering completed in December 2025.

GCI Liberty debt was flat in the fourth quarter of 2025.

As of December 31, 2025, GCI’s credit facility has undrawn capacity of $377 million (net of letters of credit), and GCI’s leverage as defined in its credit agreement is 2.3x. GCI Liberty’s consolidated net leverage is 1.6x, including the proceeds of the rights offering.

Important Notice: GCI Liberty (Nasdaq: GLIBA, GLIBK) will discuss GCI Liberty’s earnings release on a conference call which will begin at 11:15 a.m. (E.T.) on February 11, 2026. The call can be accessed by dialing +1 (877) 407-3944 or +1 (412) 902-0038, passcode 13756844, at least 10 minutes prior to the start time. The call will also be broadcast live and archived on our website. To access the webcast, go to https://www.gciliberty.com/investors/news-events/ir-calendar. Links to this press release and replays of the call will also be available on GCI Liberty’s website.

This press release includes certain forward-looking statements under the Private Securities Litigation Reform Act of 1995, including statements about business strategies, market potential, future financial prospects and capital expenditures. These forward-looking statements involve many risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements, including, without limitation, competitive issues, customer demand, economic conditions (including inflationary pressures), regulatory and legislative matters affecting our businesses including the continued availability of government funding and our ability to obtain or maintain necessary communications equipment. These forward-looking statements speak only as of the date of this press release, and GCI Liberty expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in GCI Liberty's expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based. Please refer to the publicly filed documents of GCI Liberty, including the most recently filed Form 10-K, for additional information about GCI Liberty and about the risks and uncertainties related to GCI Liberty which may affect the statements made in this press release.

Contact: Hooper Stevens

+1 (720) 875-5406

NON-GAAP FINANCIAL MEASURES

To provide investors with additional information regarding our financial results, this press release includes a presentation of Adjusted OIBDA and trailing twelve months of free cash flow, which are non-GAAP financial measures, for GCI Liberty together with reconciliations to operating income and net cash provided by operating activities, respectively, as determined under GAAP, as well as Adjusted OIBDA margin. GCI Liberty defines Adjusted OIBDA as operating income (loss) plus depreciation and amortization, stock-based compensation, separately reported litigation settlements, restructuring and impairment charges. GCI Liberty defines Adjusted OIBDA margin as Adjusted OIBDA divided by revenue. GCI Liberty defines free cash flow as net cash provided by operating activities less capital expenditures net of grant proceeds received for capital expenditures.

GCI Liberty believes Adjusted OIBDA and free cash flow are important indicators of the operational strength and performance of its business by identifying those items that are not directly a reflection of business performance or indicative of ongoing business trends. In addition, these measures allow management to assess GCI Liberty’s performance, its ability to service its debt, fund operations and make additional investments with internally generated funds, perform analytical comparisons, and identify strategies to improve performance. GCI Liberty believes presenting free cash flow on a trailing twelve month basis more accurately demonstrates the company’s liquidity profile by minimizing seasonal fluctuations, particularly around timing of Universal Service Fund cash receipts.  Because Adjusted OIBDA and free cash flow are used as measures of operating performance and liquidity, respectively, GCI Liberty views operating income and net cash provided by operating activities, respectively, as the most directly comparable GAAP measures. Adjusted OIBDA and free cash flow are not meant to replace or supersede operating income, net cash provided by operating activities or any other GAAP measure, but rather to supplement such GAAP measures in order to present investors with the same information that GCI Liberty’s management considers in assessing the results of operations and performance of its assets. Please see the table below for applicable reconciliations.

SCHEDULE 1

The following table provides a reconciliation of GCI Liberty’s operating income to its Adjusted OIBDA for the three and twelve months ended December 31, 2024 and December 31, 2025.

(amounts in millions)	4Q24	4Q25	2024	2025
Operating Income / (Loss)	$32	$32	$140	$(347)
Depreciation and amortization	50	54	207	212
Stock-based compensation	2	4	13	13
Impairment of goodwill and intangible assets	—	—	—	525
Adjusted OIBDA	$84	$90	$360	$403

SCHEDULE 2

The following table provides a reconciliation of GCI Liberty’s net cash provided by operating activities to free cash flow for the twelve months ended December 31, 2024 and December 31, 2025.

	Twelve months ended
	December 31,
(amounts in millions)	2024	2025
Net cash provided by (used in) operating activities	$278	$370
Capital expenditures	(247)	(248)
Grant proceeds	54	24
Free cash flow	$85	$146

GCI LIBERTY, INC.

CONSOLIDATED BALANCE SHEET INFORMATION

(unaudited)

	December 31,	December 31,
	2025	2024

	amounts in millions,
	except share amounts
Assets
Current assets:
Cash and cash equivalents	$416	74
Trade and other receivables, net	141	184
Prepaid and other current assets	58	61
Total current assets	615	319
Property and equipment, net	1,257	1,150
Intangible assets not subject to amortization
Goodwill	638	746
Cable certificates	149	550
Other	25	41
	812	1,337
Intangible assets subject to amortization, net	372	411
Deferred income tax assets	31	—
Other assets, net	147	165
Total assets	3,234	3,382

Liabilities and Equity
Current liabilities:
Accounts payable and accrued liabilities	123	110
Deferred revenue	23	21
Current portion of debt	4	3
Other current liabilities	46	58
Total current liabilities	196	192
Long-term debt, net	979	1,066
Obligations under tower obligations and finance leases	69	72
Long-term deferred revenue	130	113
Deferred income tax liabilities	—	359
Other liabilities	154	151
Total liabilities	1,528	1,953

Redeemable noncontrolling interest in equity of subsidiary	18	15

Equity
Stockholders’ equity:
Series A GCI Group common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 3,650,938 and zero at December 31, 2025 and December 31, 2024, respectively	—	—
Series B GCI Group common stock, $.01 par value. Authorized 3,750,000 shares; issued and outstanding 400,806 and zero at December 31, 2025 and December 31, 2024, respectively	—	—
Series C GCI Group common stock, $.01 par value. Authorized 100,000,000 shares; issued and outstanding 35,751,850 and zero at December 31, 2025 and December 31, 2024, respectively	—	—
Former member's investment	—	1,777
Additional paid-in capital	2,360	—
Retained earnings (deficit)	(672)	(363)
Total equity	1,688	1,414
Commitments and contingencies
Total liabilities and equity	$3,234	3,382

GCI LIBERTY, INC.

CONSOLIDATED STATEMENT OF OPERATIONS INFORMATION

(unaudited)

	Years ended
	December 31,
	2025	2024

	amounts in millions,
	except per share amounts

Revenue	$1,046	1,016
Operating costs and expenses:
Operating expense (exclusive of depreciation and amortization)	523	539
Selling, general and administrative (including stock-based compensation)	133	130
Depreciation and amortization	212	207
Impairment of goodwill and intangible assets	525	—
	1,393	876
Operating income (loss)	(347)	140
Other income (expense):
Interest expense (including amortization of deferred loan fees)	(45)	(49)
Other, net	6	6
	(39)	(43)
Earnings (loss) before income taxes	(386)	97
Income tax benefit (expense)	77	(27)
Net earnings (loss)	(309)	70
Basic net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$(9.97)	2.26
Diluted net earnings (loss) attributable to Series A, Series B and Series C GCI Group shareholders per common share	$(9.97)	2.26

GCI LIBERTY, INC.

CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

(unaudited)

	Years ended
	December 31,
	2025	2024

	amounts in millions
Cash flows from operating activities:
Net earnings (loss)	$(309)	70
Adjustments to reconcile net earnings (loss) to net cash from operating activities:
Depreciation and amortization	212	207
Stock-based compensation	13	13
Impairment of goodwill and intangible assets	525	—
Deferred income tax expense (benefit)	(391)	10
Non-cash changes in taxes payable	206	—
State indemnification received from Liberty Broadband	91	—
Amortization of right-of-use asset	50	52
Other, net	(4)	(4)
Change in operating assets and liabilities:
Decrease (increase) in accounts receivable	38	(14)
Decrease (increase) in other assets	(3)	(4)
(Decrease) increase in operating lease liabilities	(51)	(49)
(Decrease) increase in other liabilities	(7)	(3)
Net cash provided by (used in) operating activities	370	278
Cash flows from investing activities:
Capital expenditures	(248)	(247)
Grant proceeds received for capital expenditures	24	54
Other investing activities, net	6	—
Net cash provided by (used in) investing activities	(218)	(193)
Cash flows from financing activities:
Borrowings of debt	691	155
Repayments of debt, tower obligations and finance leases	(779)	(107)
Proceeds from rights offering, net	299	—
Dividends paid to former parent	—	(150)
Other financing activities, net	(9)	(5)
Net cash provided by (used in) financing activities	202	(107)
Net increase (decrease) in cash, cash equivalents and restricted cash	354	(22)
Cash, cash equivalents and restricted cash, beginning of period	75	97
Cash, cash equivalents and restricted cash, end of period	$429	75